April 8, 2002

UQM Technologies, Inc.
425 Corporate Circle
Golden, CO 80401

Re: Amendment No. 5 to Form S-3 Registration Statement, Registration Number 333-75520

Ladies and Gentlemen:

This opinion is given in connection with the proposed offer by  UQM Technologies, Inc., a Colorado corporation (the "Company"), of its Common Stock and Warrants to Purchase Common Stock pursuant to the prospectus and the prospectus supplement (the "Prospectus Supplement") included in the registration statement on Amendment No. 5 to Form S-3, Registration No. 333-75520 (the "Registration Statement"). It replaces our prior opinion to you dated March 20, 2002. Capitalized terms used in this letter that are not otherwise defined herein have the same meanings given to them in the Registration Statement.

Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations ("Regulations"), and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. Our opinion also is based on the facts set forth in the Registration Statement and on certain representations from you with respect to factual matters, which representations we have not independently verified.

We have prepared the discussion included in the Prospectus Supplement under the caption "Federal Income Tax Considerations (the "Discussion"). It is our opinion that the discussion sets forth the material United States federal income tax consequences that result from the purchase, ownership and disposition of the common stock and warrants, subject to the conditions, limitations and assumptions described therein.

Our opinion may change if the applicable law changes, if any of the facts with respect to the common stock and warrants (as included in the Registration Statement and the representations made by you) are inaccurate, incomplete, or change, or if the conduct of the parties is materially inconsistent with the facts reflected in the Registration Statement or the representations.

Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,

/s/

HOLME ROBERTS & OWEN LLP